Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President/Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS
32 PERCENT INCREASE IN NET EARNINGS

DES MOINES, IA, April 27, 2004-Meredith Corporation (NYSE: MDP) today reported fiscal 2004 third quarter earnings of $33.6 million, or $0.65 per share. The results represented a 32 percent increase in earnings from $25.5 million, or $0.50 per share, in the year-ago period, and exceeded the First Call consensus estimate of $0.62 per share. Total revenues climbed 8 percent to $299.6 million while total advertising revenues grew 9 percent to $181.5 million.

For the first nine months of fiscal 2004, net earnings were $73.6 million, or $1.43 per share, up 20 percent from $61.3 million, or $1.20 per share, in the prior year period before the cumulative effect of a change in accounting principle related to SFAS No. 142. Total revenues and total advertising revenues each increased 9 percent to $852.6 million and $510.9 million, respectively.

"Both of our business groups significantly improved their margins and outpaced their industry peers in the quarter," said William T. Kerr, Meredith's Chairman and Chief Executive Officer.

Broadcasting

Operating profit more than doubled to $15.8 million in the third quarter of fiscal 2004 from $7.3 million a year ago, and the group's earnings before interest, taxes, depreciation and amortization (EBITDA) margin increased to 29.2 percent from 20.2 percent. Total broadcasting revenues rose 20 percent to $69.1 million from $57.4 million.

"In the third quarter, we converted our previous ratings gains into revenue and profit growth in all our markets," Kerr said. "We were also able to leverage the Super Bowl and NCAA basketball tournament on our six CBS stations and we realized more political advertising revenue than in the comparable quarter of the prior year and of the previous presidential election year."

Spot advertising at the Company's television stations increased 21 percent, more than double the industry's average gain. Additionally, Meredith improved sign-on to sign-off share at most of its stations in the February ratings period.

For the first nine months of fiscal 2004, operating profit rose 7 percent to $48.8 million from $45.8 million a year ago. EBITDA margin improved to 29.6 percent from 28.7 percent. Total broadcasting revenues grew 3 percent to $208.6 million from $202.4 million, overcoming the challenge of replacing $20.5 million in net political advertising for the prior year. Non-political advertising revenues rose 14 percent to $201 million from $177 million.

Publishing

The Meredith Publishing Group posted another strong quarter with third quarter fiscal 2004 operating profit of $52.4 million, up 13 percent from $46.6 million from the same quarter last year. The group's operating profit margin increased to 22.8 percent from 21.1 percent. Total revenues were $230.4 million, up 4 percent from $220.8 million last year, and advertising revenues grew 3 percent.

"In the third quarter, we continued to increase our advertising market share. We improved the circulation contribution of our magazines and grew our custom publishing business," Kerr said.

According to Publishers Information Bureau (PIB), the Company's advertising pages grew in excess of the industry average in the first quarter of calendar 2004. Meredith's share of total magazine advertising revenues increased nearly one percentage point to 6.9 percent for the 12 months ended with the March issues, also per PIB.

For the first nine months of fiscal 2004, publishing's operating profit grew 17 percent to $108.3 million from $92.9 million in the prior year period. The group's operating profit margin improved to 16.8 percent from 16.1 percent. Total publishing revenues increased 11 percent to $644 million from $577.6 million, and publishing advertising revenues were up 14 percent.

Other Financial Information

Net interest expense declined to $5.6 million in the third quarter of fiscal 2004 from $6.4 million in the comparable period. Total debt decreased to $305 million at March 31, 2004 from $330 million at December 31, 2003. During the quarter, the Company repurchased approximately 188,000 shares of its stock as part of Meredith's ongoing share repurchase program.

All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found in the attached income statements.

Outlook

For the fourth quarter of fiscal 2004, broadcasting pacings, which are a snapshot in time and change frequently, are currently running up in the low teens. With the July issues not finalized, publishing advertising revenues currently are running up in the low single-digits.

The Company believes the current First Call consensus estimate of $0.71 per share is achievable for the fourth quarter of fiscal 2004.

Conference Call Webcast

Meredith will host a conference call on April 27, 2004 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal third quarter results. A live webcast will be accessible to the public on the Company's website www.meredith.com.

Rationale for Use of and Access to Non-GAAP Measures

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information to, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents EBITDA and GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use. Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

About Meredith Corporation

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and more than 160 special interest publications. Meredith owns 12 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is the largest domestic database among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Loss) - Unaudited

	Three Months			Nine Months
	Ended March 31		Percent Change	Ended March 31		Percent Change
	2004	2003		2004	2003
(In thousands except per share data)
Revenues
Advertising	$181,487	$166,441	9.0%	$510,886	$466,739	9.5%
Circulation	62,962	67,895	(7.3)%	183,113	191,049	(4.2)%
All other	55,104	43,840	25.7%	158,603	122,161	29.6%
Total revenues	299,553	278,176	7.7%	852,602	779,949	9.3%
Operating costs and expenses
Production, distribution and editorial	132,700	122,208	8.6%	377,470	336,689	12.1%
Selling, general and administrative	98,874	98,557	0.3%	315,333	298,169	5.8%
Depreciation and amortization	7,505	9,461	(20.7)%	22,609	23,690	(4.6)%
Total operating costs and expenses	239,079	230,226	3.8%	715,412	658,548	8.6%
Income from operations	60,474	47,950	26.1%	137,190	121,401	13.0%
Nonoperating expense	-	-	-	-	(297)	(100.0)%
Interest income	40	189	(78.8)%	124	510	(75.7)%
Interest expense	(5,647)	(6,568)	(14.0)%	(17,208)	(21,664)	(20.6)%
Earnings before income taxes and cumulative
effect of change in accounting principle	54,867	41,571	32.0%	120,106	99,950	20.2%
Income taxes	21,234	16,083	32.0%	46,485	38,681	20.2%
Earnings before cumulative effect of
change in accounting principle	33,633	25,488	32.0%	73,621	61,269	20.2%
Cumulative effect of change in accounting
principle, net of taxes	-	-	-	-	(85,749)	(100.0)%
Net earnings (loss)	$33,633	$25,488	32.0%	$73,621	$(24,480)	NM

Basic earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.67	$0.51	31.4%	$1.47	$1.24	18.5%
Cumulative effect of change in accounting principle	-	-	-	-	(1.73)	(100.0)%
Net basic earnings (loss) per share	$0.67	$0.51	31.4%	$1.47	$(0.49)	NM
Basic average shares outstanding	50,203	49,761	0.9%	50,173	49,635	1.1%

Diluted earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.65	$0.50	30.0%	$1.43	$1.20	19.2%
Cumulative effect of change in accounting principle	-	-	-	-	(1.68)	(100.0)%
Net diluted earnings (loss) per share	$0.65	$0.50	30.0%	$1.43	$(0.48)	NM
Diluted average shares outstanding	51,725	51,041	1.3%	51,630	51,060	1.1%

Dividends paid per share	$0.120	$0.095	26.3%	$0.310	$0.275	12.7%
NM-Not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months Ended March 31		Percent Change	Nine Months Ended March 31		Percent Change
	2004	2003		2004	2003
(In thousands)
Revenues
Publishing	$230,432	$220,800	4.4%	$643,958	$577,595	11.5%
Broadcasting:
Non-political advertising	65,600	55,584	18.0%	201,046	177,022	13.6%
Political advertising	1,665	120	1287.5%	2,459	20,467	(88.0)%
Other revenues	1,856	1,672	11.0%	5,139	4,865	5.6%
Total broadcasting	69,121	57,376	20.5%	208,644	202,354	3.1%
Total revenues	$299,553	$278,176	7.7%	$852,602	$779,949	9.3%

Operating Profit
Publishing	$52,428	$46,551	12.6%	$108,252	$92,891	16.5%
Broadcasting	15,844	7,311	116.7%	48,777	45,774	6.6%
Unallocated corporate	(7,798)	(5,912)	(31.9)%	(19,839)	(17,264)	(14.9)%
Income from operations	60,474	47,950	26.1%	137,190	121,401	13.0%

Depreciation & amortization
Publishing	$2,298	$4,503	(49.0)%	$7,405	$9,565	(22.6)%
Broadcasting	4,318	4,268	1.2%	12,990	12,382	4.9%
Unallocated corporate	889	690	28.8%	2,214	1,743	27.0%
Total depreciation & amortization	$7,505	$9,461	(20.7)%	$22,609	$23,690	(4.6)%

EBITDA
Publishing	$54,726	$51,054	7.2%	$115,657	$102,456	12.9%
Broadcasting	20,162	11,579	74.1%	61,767	58,156	6.2%
Unallocated corporate	(6,909)	(5,222)	(32.3)%	(17,625)	(15,521)	(13.6)%
Total EBITDA	$67,979	$57,411	18.4%	$159,799	$145,091	10.1%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

Assets	(Unaudited) March 31 2004	June 30 2003
(In thousands)
Current assets
Cash and cash equivalents	$10,075	$22,294
Accounts receivable, net	175,897	144,717
Other current assets	100,471	101,418
Total current assets	286,443	268,429
Property, plant and equipment, net	195,482	201,484
Other assets	93,657	91,754
Intangibles, net	682,876	683,223
Goodwill	191,303	191,831
Total assets	$1,449,761	$1,436,721

Liabilities and Shareholders' Equity	(Unaudited) Marach 31 2004	June 30 2003
(In thousands)
Current liabilities
Accounts payable and accruals	$141,931	$135,512
Current portion of long-term debt	75,000	-
Other current liabilities	168,532	161,687
Total current liabilities	385,463	297,199
Long-term debt	230,000	375,000
Other noncurrent liabilities	278,468	263,757
Total liabilities	893,931	935,956
Shareholders' equity
Common stock	40,495	40,181
Class B stock	9,752	9,969
Other shareholders' equity	505,583	450,615
Total shareholders' equity	555,830	500,765
Total liabilities and shareholders' equity	$1,449,761	$1,436,721

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1

Consolidated EBITDA, which is reconciled to net earnings (loss) in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization and also excludes nonoperating expenses. Segment EBITDA is a measure of segment earnings before depreciation and amortization. Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended March 31
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$230,432	$69,121	$-	$299,553
Operating profit	$52,428	$15,844	$(7,798)	$60,474
Depreciation and amortization	2,298	4,318	889	7,505
EBITDA	$54,726	$20,162	$(6,909)	67,979
Less:
Depreciation and amortization				(7,505)
Net interest expense				(5,607)
Income taxes				(21,234)
Net earnings				$33,633
Segment EBITDA margin	23.7%	29.2%

	Three Months ended March 31
	2003
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$220,800	$57,376	$-	$278,176
Operating profit	$46,551	$7,311	$(5,912)	$47,950
Depreciation and amortization	4,503	4,268	690	9,461
EBITDA	$51,054	$11,579	$(5,222)	57,411
Less:
Depreciation and amortization				(9,461)
Net interest expense				(6,379)
Income taxes				(16,083)
Net earnings				$25,488
Segment EBITDA margin	23.1%	20.2%

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1 (continued)

	Nine Months ended March 31
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$643,958	$208,644	$-	$852,602
Operating profit	$108,252	$48,777	$(19,839)	$137,190
Depreciation and amortization	7,405	12,990	2,214	22,609
EBITDA	$115,657	$61,767	(17,625)	159,799
Less:
Depreciation and amortization				(22,609)
Net interest expense				(17,084)
Income taxes				46,485)
Net earnings				$73,621
Segment EBITDA margin	18.0%	29.6%

	Nine Months ended March 31
	2003
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$577,595	$202,354	$-	$779,949
Operating profit	$92,891	$45,774	$(17,264)	$121,401
Depreciation and amortization	9,565	12,382	1,743	23,690
EBITDA	$102,456	$58,156	$(15,521)	145,091
Less:
Depreciation and amortization				(23,690)
Nonoperating expense				(297)
Net interest expense				(21,154)
Income taxes				(38,681)
Earnings before cumulative effect of change in accounting principle				61,269
Cumulative effect of change in accounting principle				(85,749)
Net loss				$(24,480)
Segment EBITDA margin	17.7%	28.7%